Exhibit 99.1

MRMP-Managers LLC
151 Terrapin Point
Vero Beach, Florida 32963

(772) 448-3877

February 5, 2025

Dear Barnwell Industries Shareholders:

I am gratified by the positive responses to my past two letters of January 21 and January 28. Given the relevant questions posed by shareholders, I believe that it makes sense to respond again.

Based on the emails and phone calls I have received, I believe shareholders are interested in answers to the following questions:

1)	Why did the company put in place a “poison pill” rights plan targeting you?

2)	How can an $18 million aggregate market value company justify retaining Skadden Arps for a proxy fight? Additionally, is Skadden Arps so desperate for business that it needs to take on $18 million market cap companies?

3)	Why is the CEO and Board causing the company to incur nonproductive expenses to fight you when BRN’s overall resources are limited? Furthermore, how much does the company intend to spend fighting you?

4)	What is the current management’s plan to enhance shareholder value in the future and why do they believe that if you won a proxy fight, your plans would be damaging to future value?

5)	What is the reason for the “Special Committee” of the BRN Board (which I say is improper) when the total Board has only five members?

6)	Why doesn’t the company just set a date for the 2025 Annual Meeting and let the shareholders decide whether your slate or their slate wins? This approach would obviate the unnecessary legal expenses and other costs of fighting to be incurred by the company.

I find all of the shareholder questions very rational and businesslike, and I’ve been asking many of them myself. After all, over the past four years, I entered into consecutive two-year Cooperation and Support Agreements to give the current management a chance to perform and limit the nonproductive legal and other expenses that they are prone to cause the company to spend. Nonetheless, BRN management did not perform during this four-year period. Instead Kinzler and Grossman continue to ride the “gravy train” for themselves while the other shareholders like me suffered.

As I mentioned in my prior letters, BRN has now formed what I believe is an improper “Special Committee” of the Board composed of Ken Grossman and Josh Horowitz. Together Grossman and Horowitz own less than 3.4% of BRN shares yet they have tasked themselves as a “Special Committee” to spend whatever it takes to defend the BRN incumbents against me. I believe that (other than Alex Kinzler), the company’s CEO, Craig Hopkins, and Directors Laurence Narbut and Doug Woodrum have not been informed of the budget or expense commitment authorized by this “Special Committee.” Furthermore, it is apparent that this “improper” Special Committee was formed without representation from my nominees (Directors Narbut and Woodrum) because they are not in agreement with the Board’s efforts to spend sums fighting me rather than investing in the business. Obviously, I presume that Alex Kinzler, a 9.7% BRN shareholder was the swing vote that agreed to form the “improper” Special Committee. Kinzler’s agreement to form the committee and waste valuable shareholder money on it highlights his disregard for BRN shareholder value and his sole focus on reaping cash directly into his and Grossman/Horowitz’s pockets.

Recently, the Special Committee sent my representatives an email requesting that I extend the Cooperation and Support Agreement for three additional years, clearly illustrating their goal of self-perpetuation at BRN. As a long-suffering shareholder, I assure you that I rejected keeping the status quo in place and I am laser focused on winning majority support at the BRN 2025 Annual Meeting.

I implore the Board to stop wasting company funds with wasteful legal expenses via an unchecked and “improper” Special Committee — and, instead, immediately set a date for the 2025 Annual Meeting. In the past, the Annual Meeting was typically set for the third week of April and we expect the Company to move forward with a similar date for the 2025 Annual Meeting to avoid dragging this out and spending even more unnecessary expense. At this 2025 annual meeting we can determine whether the majority of shareholders will vote for my slate or the company slate.

I have heard that Kinzler/Grossman/Horowitz are confident of victory. If they are so confident of victory, why are they wasting valuable company resources fighting me? I am funding all my expenses personally. If Alex and allies want to perpetuate their “gravy train” why are they using an improper Special Committee to fund their expenses via the company as opposed to personally paying?

In conclusion, I urge all long-suffering shareholders to demand that a 2025 Annual Meeting date be set immediately. I also encourage any shareholders who have not yet emailed into dumpkinzler@gmail.com to do so. We must effect change at BRN before the current management destroys more value via imprudent and pointless expenditures.

Sincerely,

/s/ Ned L. Sherwood
Ned L. Sherwood

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Additional Information and Where to Find It;

Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES, BY NED L. SHERWOOD AND HIS AFFILIATES, FROM THE STOCKHOLDERS OF BARNWELL INDUSTRIES, INC. (“BRN”) FOR USE AT ITS 2025 ANNUAL MEETING OF STOCKHOLDERS WHEN SUCH DOCUMENTS BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF BRN AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D, ORIGINALLY FILED ON JUNE 11, 2013, AS AMENDED, INCLUDING BY THE AMENDMENT THERETO FILED ON FEBRUARY 5, 2025.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON CERTAIN ACTIONS THAT BRN’S BOARD MAY TAKE, INCLUDING ACTIONS IT MAY TAKE TO ENHANCE THE VALUE OF BRN’S SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. THE PERFORMANCE, RESULTS AND OTHER EFFECTS ON BRN MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

THIS COMMUNICATION ALSO CONTAINS STATEMENTS WITH REGARD TO THE OWNERSHIP OF OTHER STOCKHOLDERS WHO HAVE EXPRESSED THEIR SUPPORT FOR ME AND MY EFFORTS WITH RESPECT TO THE COMPANY. WHILE I BELIEVE THEIR STATEMENTS OF SUPPORT ARE GENUINE AND THEIR STATEMENTS WITH RESPECT TO THEIR HOLDINGS OF COMPANY SECURITIES ARE TRUE, WE HAVE NOT IDENTIFIED THESE STOCKHOLDERS NOR HAVE WE VERIFIED THEIR HOLDINGS OF COMPANY SECURITIES. NO ASSURANCE CAN BE GIVEN WITH RESPECT TO EITHER MATTER. MOREOVER, THESE STOCKHOLDERS ARE UNDER NO OBLIGATION TO RETAIN THEIR COMPANY SECURITIES THROUGH THE RECORD DATE, TO BE ESTABLISHED BY THE COMPANY, FOR ITS 2025 ANNUAL MEETING OF STOCKHOLDERS OR, IF SO RETAINED, TO VOTE THEIR SHARES IN THE MANNER THEY INDICATED IN THEIR COMMUNICATIONS TO ME, OR AT ALL. WE CANNOT PREDICT THE MANNER IN WHICH THEY MAY VOTE THEIR SHARES NOR THE OUTCOME OF THE VOTE HELD AT THE MEETING.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING BRN WITHOUT UPDATING THIS COMMUNICATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance, events or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in BRN’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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